Exhibit 10.7

SPECIFIC TERMS IN THIS EXHIBIT HAVE BEEN REDACTED BECAUSE CONFIDENTIAL TREATMENT FOR THOSE TERMS HAS BEEN REQUESTED. THE REDACTED MATERIAL HAS BEEN SEPARATELY FILED WITH THE SECURITIES AND EXCHANGE COMMISSION, AND THE TERMS HAVE BEEN MARKED AT THE APPROPRIATE PLACE WITH FIVE ASTERISKS (*****).

PROPYLENE SUPPLY CONTRACT

This Propylene Supply Contract (“Contract”) is effective as of September 29, 2009, by and between PL Propylene LLC, a Delaware limited liability company (“Seller”), and INEOS Olefins and Polymers USA, a division of INEOS USA LLC, a Delaware limited liability company (“Buyer”) (where the context so permits, Seller and Buyer may be collectively referred to herein as the “Parties”). Seller agrees to sell and deliver and Buyer agrees to purchase and accept delivery of the product described below, in the quantities and during the period set forth in this Contract.

Period:

The term of deliveries under this Contract shall commence on the Commencement Date and end on December 31, 2013 (“Contract Term”) and thereafter will continue subject to either Party’s right to terminate as of December 31, 2013, or as of December 31st of any year thereafter by giving at least twelve (12) Months prior written notice.

If the Contract Term is extended beyond December 31, 2013, then the term “Contract Term” shall include such extended period of time; and for each additional year all of the terms and conditions set forth herein shall remain the same, including, without limitation, the purchase price (“Purchase Price” as set out in the Purchase Price Section below) and the quantity of Product Seller shall sell and Buyer agrees to purchase.

Commencement Date:

The “Commencement Date” shall occur on the date specified by Seller in written notice to Buyer. Seller shall keep Buyer informed of (i) Seller’s projected completion date for the propylene production facility and (ii) the estimated Commencement Date.

If the completion of the construction of Seller’s propylene plant and Seller’s commencement of contractually obligated deliveries as required hereunder has not occurred by March 31, 2011, and such delay has not been caused by Force Majeure Events(s), then Buyer shall have the right to terminate this Contract by providing Seller with thirty (30) days prior written notice, which notice must be provided, if at all, prior to the completion of the construction of Seller’s propylene plant and Seller’s commencement of deliveries required hereunder.

Product(s):

Chemical Grade Propylene (“CGP”), meeting the specifications set forth in Attachment A-1 attached hereto, or Polymer Grade Propylene (“PGP”) meeting the specifications set forth in Attachment A-2. The PGP and CGP to be purchased hereunder may be referred to in this Contract collectively and individually as “Product.”

Quantity:	During the Contract Term, Seller agrees to sell and Buyer agrees to purchase and pay for the following quantity of Product(s):

Subject to proration for the month and year in which the Commencement Date occurs (as set forth below), Buyer will be purchasing a minimum amount of 160,000,000 pounds up to a maximum amount of 200,000,000 pounds of Product on an annual basis throughout the Contract Term. For each calendar month (“month”) Buyer shall purchase at least the Monthly Minimum and no more than the Monthly Maximum:

YEAR	Monthly Minimum	Monthly Maximum
2010	11,000,000	17,000,000
2011	11,000,000	17,000,000
2012	11,000,000	17,000,000
2013	11,000,000	17,000,000
2014	11,000,000	17,000,000
2015	11,000,000	17,000,000

Notwithstanding the Monthly Minimum and Maximum requirements set forth above, for each calendar year Buyer shall manage its monthly nominations and purchases to ensure that over such calendar year it nominates and purchases at least 160,000,000 pounds of Product and no more than 200,000,000 pounds of Product. The quantity of Product for the month in which the Commencement Date occurs will be prorated for that month based on the number of days remaining in the month from the Commencement Date divided by the number of days in such month. The minimum and maximum quantity of Product for the calendar year in which the Commencement Date occurs will be prorated for that year based on the number of months remaining in that year.

All quantities of Product shall be purchased and paid for on a stream basis.

Purchase Price:	The CGP Product will be priced at the final undiscounted U.S. Gulf Coast region Chemical Grade Propylene contract price for the delivery month as published in the end of month issue of CMAI’s

Monomers Market Report (“CG Propylene Contract, Benchmark”) less a discount of *****%; provided however, such discount shall not be greater than ***** cents per pound.

The PGP Product will be priced at the final undiscounted U.S. Gulf Coast region Polymer Grade Propylene contract price for the delivery month as published in the end of month issue of CMAI’s Monomers Market Report (“PG Propylene Contract, Benchmark”) less a discount of *****%; provided however, such discount shall not be greater than ***** cents per pound.

Notwithstanding anything to the contrary contained herein, unless otherwise expressly agreed by the Parties, if at the time any invoice is sent, CMAI has not yet reported the necessary price in the Monomers Market Report, then the Product reflected in the invoice in question will initially be priced on the basis of the price of the immediately preceding month. Once the appropriate monthly price is reported by CMAI in the Monomers Market Report, Seller shall promptly reissue the invoice for the month in question, which invoice shall provide for the appropriate adjustment to reflect changes from the initial invoice. Any additional amounts owing by Buyer shall be paid within 15 days of the receipt of such invoice and any credits owing to Buyer shall be applied to the next invoice delivered by Seller.

If in any given month a range of prices is reported by CMAI for Product purchased hereunder, then the applicable CMAI price to be used hereunder for calculating the Purchase Price shall equal the arithmetic average of the CMAI listed prices for the applicable Product.

Delivery Point:

For CGP, the Delivery Point shall be into the Exxon CGP pipeline system for delivery to Buyer at Buyer’s Green Lake facility or at other locations mutually agreed upon in writing by Buyer and Seller. For PGP, the Delivery Point shall be at locations mutually agreed upon in writing by Buyer and Seller. If Seller delivers PGP, Buyer agrees to reimburse Seller for all third party transportation and/or exchange fees Seller incurs in connection with the delivery of PGP.

Delivery/ Title Transfer:	Deliveries of Product will be made to Buyer at the Delivery Point. Title to, risk of loss for, and possession and control of the Product will pass to Buyer at the Delivery Point.

Invoicing/Payment Terms:

Except as otherwise provided in Section 11 of the Terms and Conditions, Seller shall provide Buyer with a monthly consolidated invoice (by electronic means or facsimile) for the prior month shipments on or before the fifth (5th) day of the month following the immediately previous month. All amounts due hereunder with respect to any month shall be due and payable by wire transfer to an account designated by Seller in immediately available United States funds no later than fifteen (15) days after Buyer’s receipt of Seller’s invoice.

Special Provisions:	[None]

This Contract includes (i) the foregoing terms, (ii) the Terms and Conditions attached hereto, and (iii) the Attachments attached hereto.  THE TERMS AND CONDITIONS AND ATTACHMENTS ATTACHED HERETO ARE INTEGRAL PARTS OF THIS CONTRACT.

Accepted and agreed to by the Parties as of the date hereof.

SELLER		BUYER:

PL PROPYLENE LLC		INEOS Olefins and Polymers USA,
a division of INEOS USA LLC

By:	Nathan Ticatch	By:

Title:	President	Title:

Date:	10-02-09	Date:

TERMS AND CONDITIONS

1.             Purchase and Sale.  Each month, Buyer shall pay Seller an amount equal to the product of (a) the applicable Purchase Price for each Product multiplied by (b) the quantity in pounds of each Product delivered by Seller to Buyer hereunder.  Any amounts due and payable by Buyer hereunder that have not been timely paid shall accrue interest at a rate equal to the lesser of (a) fifteen percent (15%) per annum or (b) the maximum interest rate which may be charged pursuant to applicable law.

2.             Taxes and Governmental Charges.  Any tax, fee, excise or governmental charge or other extraction or any increase in or any additional such tax, fee charge or extraction (other than taxes based upon, relating to, or measured by Seller’s net income or net worth) imposed after the execution date of this Contract upon the sale of any Product sold hereunder that Seller may be required to pay, shall be paid by Buyer to Seller in addition to the Purchase Price.  Buyer shall provide Seller with a valid and properly completed exemption certificate for any tax, fee, charge or extraction upon the sale of any Product sold hereunder from which Buyer claims exemption.

3.             Limited Warranties.

3.1.          Seller warrants that at the time of delivery to Buyer at the Delivery Point:  (i) the Product shall meet the applicable specifications for such Product set forth on Attachment A-1 and A-2, as applicable, attached hereto (the “Specifications”), (ii) Seller has title to such Product, and (iii) the Product is free from any encumbrances, liens or similar claims or charges.

3.2.          EXCEPT AS EXPRESSLY SET FORTH IN SECTION 3.1. ABOVE, SELLER DOES NOT MAKE, AND EXPRESSLY DISCLAIMS, AND BUYER EXPRESSLY WAIVES, ANY OTHER WARRANTIES, ORAL, WRITTEN, EXPRESS, IMPLIED OR STATUTORY, WITH RESPECT TO THE PRODUCT, ALLEGEDLY ARISING FROM ANY USAGE OF ANY TRADE OR FROM ANY COURSE OF DEALING, OR OTHERWISE, INCLUDING, WITHOUT LIMITATION, ANY WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE.

4.             Quality.

4.1.          All Products delivered hereunder by Seller to Buyer at the Delivery Point shall meet the applicable Specifications for such Product.

4.2.          Buyer will examine the Product as soon as reasonably possible after receipt of delivery of the Product and notify Seller of any Product that fails to meet the applicable Specifications for such Product.  Seller shall not be responsible for any liability or loss resulting from Product that fails to meet the applicable Specifications unless Buyer gives Seller written notice of a claim of such failure within thirty (30) days after receipt of such Product.  Buyer’s failure to give timely notice to Seller of any such claim will constitute an unqualified acceptance of the Product and a waiver by Buyer of all claims with respect thereto.

4.3.          SELLER’S TOTAL LIABILITY ARISING FROM THE DELIVERY OF PRODUCT THAT FAILS TO MEET THE APPLICABLE SPECIFICATIONS, WHETHER BASED IN CONTRACT, TORT (INCLUDING NEGLIGENCE), INDEMNITY,

CONTRIBUTION, STRICT LIABILITY OR OTHERWISE, WILL NOT EXCEED THE PURCHASE PRICE OF THE PORTION OF THE PRODUCT IN RESPECT OF WHICH SUCH SPECIFICATIONS WERE NOT MET AND FOR WHICH A CLAIM WAS PROPERLY MADE IN ACCORDANCE WITH SECTION 4.2. THE LIMITATION ON LIABILITY SET FORTH IN THIS SECTION 4.3 CONSTITUTES THE MAXIMUM AMOUNT THAT BUYER MAY RECEIVE AS A RESULT OF ANY LOSS OR LIABILITY ARISING FROM SUCH FAILURE BY SELLER TO DELIVER PRODUCT THAT MEETS THE APPLICABLE SPECIFICATIONS AND IN NO EVENT SHALL BUYER BE ENTITLED TO ANY ADDITIONAL AMOUNTS OR OTHER REMEDIES, INCLUDING, WITHOUT LIMITATION, ANY LOSS OR LIABILITY ARISING AS A RESULT OF THE MIXING OR COMMINGLING OF THE NONCONFORMING PRODUCT WITH OTHER MATERIALS OR USE OF THE NONCONFORMING PRODUCT IN SPECIALIZED EQUIPMENT.

5.             Quantity and Nominations.

5.1.          Subject to the terms and conditions of Attachment B attached hereto, Buyer shall nominate to Seller in writing (by electronic means or facsimile) the quantity of each Product for delivery by Seller to Buyer at the Delivery Point at least five (5) business days prior to the beginning of each month during the Contract Term.  To the extent practicable and unless otherwise mutually agreed upon between Seller and Buyer, Seller shall deliver Product to the Delivery Point at a uniform hourly delivery rate consistent with Buyer’s applicable nomination.  During the month, Buyer may request reasonable modifications to its nomination by providing Seller with prior written notice.  Seller shall use reasonable efforts to accommodate any such proposed modifications but Seller shall have no liability in the event it determines it is unable to comply in whole or in part with any such proposed modification.

5.2.          Contemporaneously with the delivery of the nomination provided for in Section 5.1, Buyer shall provide Seller with a written rolling 90 day forecast setting out its monthly estimated total propylene purchase needs for the 90 days commencing with the month following the month covered by the nomination delivered in accordance with Section 5.1.

6.             Measurement.  All Product delivered hereunder by Seller to Buyer shall be measured at the Delivery Point and analyzed in accordance with the measurement procedures set forth on Attachment B attached hereto.

7.             Indemnities and Liabilities.

7.1.          SELLER AGREES, TO THE FULLEST EXTENT PERMITTED BY LAW AND REGARDLESS OF THE PRESENCE OR ABSENCE OF INSURANCE, TO DEFEND, INDEMNIFY AND HOLD BUYER, ITS DIRECTORS, OFFICERS, EMPLOYEES, BORROWED SERVANTS, AND AGENTS HARMLESS FROM ANY AND ALL CLAIMS, DEMANDS, CAUSES OF ACTION, COSTS, AND EXPENSES (INCLUDING COURT COSTS, ANY COST OR EXPENSE OF INCIDENT INVESTIGATION, AND REASONABLE ATTORNEY’S FEES), ARISING FROM OR ON ACCOUNT OF INJURY, DEATH, OR DAMAGE OF ANY PERSON OR PROPERTY RELATED TO, ARISING OUT OF, OR ATTRIBUTABLE TO THE OWNERSHIP, POSSESSION, CONTROL, OPERATION OR USE

OF ANY PRODUCT PRIOR TO THE DELIVERY OF SUCH PRODUCT BY SELLER TO THE DELIVERY POINT; PROVIDED, HOWEVER, NOTWITHSTANDING THE FOREGOING, SELLER’S INDEMNITY OBLIGATION SHALL NOT APPLY TO THE EXTENT THAT BUYER’S NEGLIGENCE OR WILLFUL MISCONDUCT IS DETERMINED TO BE THE CAUSE OF SUCH INJURIES OR DAMAGES.

7.2.          BUYER AGREES, TO THE FULLEST EXTENT PERMITTED BY LAW AND REGARDLESS OF THE PRESENCE OR ABSENCE OF INSURANCE, TO DEFEND, INDEMNIFY AND HOLD SELLER, ITS DIRECTORS, OFFICERS, EMPLOYEES, BORROWED SERVANTS, AND AGENTS HARMLESS FROM ANY AND ALL CLAIMS, DEMANDS, CAUSES OF ACTION, COSTS, AND EXPENSES (INCLUDING COURT COSTS, ANY COST OR EXPENSE OF INCIDENT INVESTIGATION, AND REASONABLE ATTORNEY’S FEES), ARISING FROM OR ON ACCOUNT OF INJURY, DEATH, OR DAMAGE OF ANY PERSON OR PROPERTY RELATED TO, ARISING OUT OF, OR ATTRIBUTABLE TO THE OWNERSHIP, POSSESSION, CONTROL, OPERATION OR USE OF ANY PRODUCT ON OR AFTER THE DELIVERY OF SUCH PRODUCT BY SELLER TO THE DELIVERY POINT; PROVIDED, HOWEVER, BUYER’S INDEMNITY OBLIGATION SHALL NOT APPLY TO THE EXTENT THAT SELLER’S NEGLIGENCE OR WILLFUL MISCONDUCT IS DETERMINED TO BE THE CAUSE OF SUCH INJURIES OR DAMAGES.

7.3.          IN NO EVENT WILL EITHER PARTY BE LIABLE TO THE OTHER PARTY FOR ANY LOST PROFITS OR ANY INDIRECT, CONSEQUENTIAL, SPECIAL, CONTINGENT, EXEMPLARY OR PUNITIVE DAMAGES.

8.             Force Majeure.

8.1.          “Force Majeure Event” shall mean (i) any cause beyond the reasonable control of the Party concerned (including but not limited to breakdown of machinery, fire, explosions, hurricane, named storms, war, riots, or other acts of God), (ii) any labor disturbance, whether or not involving the employees of the Party concerned or otherwise, and whether or not the disturbance could be settled by acceding to the demands of a labor group, (iii) compliance with a request or order of a person purporting to act on behalf of any government or governmental department or agency (including but not limited to EPA and OSHA), or (iv) unavailability of raw material, transportation, power, manufacturing capacity, or Product itself from a Party’s then-contemplated source of supply.

8.2.          If either Seller or Buyer is rendered unable by a Force Majeure Event to carry out, in whole or part, its obligations under this Contract and the Party affected by the Force Majeure Event gives notice and full details of the event to the other Party as soon as practicable after the occurrence of the Force Majeure Event (such notice to be confirmed in writing), then during the pendency of such Force Majeure Event, but for no longer period, the obligations of the Party affected by the Force Majeure Event (other than obligations to make payments for Product delivered and accepted) shall be suspended to the extent required by the Force Majeure Event.  The Party whose performance is suspended by the Force Majeure Event shall use all reasonable commercial efforts to remedy the Force Majeure Event with all reasonable dispatch; provided, however, the foregoing notwithstanding, this provision shall not require Seller to deliver, or Buyer to receive, the Product at points other than the Delivery Point.

8.3.          Whenever Seller’s performance is so affected by a Force Majeure Event, Seller shall reduce deliveries in a manner that fairly apportions the consequences of the Force Majeure Event among Seller’s customers (including, without limitation, Seller’s affiliates or internal needs).  Under no circumstances will Seller be required to purchase the Product in question from third parties in order to comply with its Product delivery obligations set forth herein but may do so, in its sole discretion, provided the substitute product meets the Specifications.  Whenever Buyer’s performance is so affected by a Force Majeure Event, Buyer shall reduce deliveries in a manner that fairly apportions the consequences of the Force Majeure Event among Buyer’s third-party suppliers.

8.4.          Any Quantities affected by a Force Majeure Event shall be eliminated from the Contract without liability and shall not be required to be delivered or purchased hereunder, but the Contract shall remain otherwise unaffected.

9.             Duty to Warn, Material Safety Data Sheets.

9.1.          Buyer acknowledges that the Product may be or become hazardous, and it is familiar with the handling, receipt, transportation, storage and use of such Product, and will take all steps necessary to inform, warn, and familiarize its employees, agents, customers, and contractors who may handle the Product, of all hazards pertaining to and proper procedures for safe use of the Product and of the containers or equipment in which the Product may be handled, shipped, or stored.  Buyer also agrees to label as appropriate any materials which it makes or resells that include Product.

9.2.          Buyer acknowledges receipt of Seller’s Material Safety Data Sheet for each Product delivered hereunder and Buyer’s awareness of the hazards or risks in handling or using the Product.  Buyer shall take steps as are reasonable and practicable to inform its employees, agents, contractors and customers of any hazards or risks associated with the Product, including but not limited to dissemination of pertinent information contained in the Material Safety Data Sheet, as appropriate.

10.           Disputes.  The Parties hereby irrevocably consent to the exclusive jurisdiction of the courts of the State of Texas in and for Harris County and the United States District Court for the Southern District of Texas, Houston Division in connection with any disputes or litigation arising out of this Contract or any of the transactions contemplated thereby.  Each Party waives any objection which it may have pertaining to improper venue or forum non-convenience to the conduct of any proceeding in the foregoing courts.  Each Party agrees that any and all process directed to it in any such litigation may be served upon it outside of the State of Texas with the same force and effect as if such service had been made within Texas.  SELLER AND BUYER HEREBY VOLUNTARILY AND IRREVOCABLY WAIVE TRIAL BY JURY IN ANY ACTION OR OTHER PROCEEDING BROUGHT IN CONNECTION WITH THIS CONTRACT.

11.           Financial Assurances.

In the absence of other form of adequate assurance acceptable to Seller in its sole discretion, if Buyer’s long term corporate credit rating is lower than B1 for Moody’s and if Buyer’s long term corporate family rating is lower than B for S&P on the date that is sixty (60) days prior to Seller’s estimate of the Commencement Date or on any date thereafter, then until such time as Buyer’s long term credit rating improves to a level at or above the foregoing ratings, Buyer shall comply with following:  Within two (2) business days after Seller’s receipt of Buyer’s nominations pursuant to Section 5.1, Seller shall provide Buyer with an invoice (by electronic means or facsimile) setting out Seller’s estimate of the purchase price Buyer will owe for the nominated deliveries to be made hereunder for the upcoming delivery month.  Buyer shall deliver one-half (1/2) of the invoiced amount prior to the commencement of the delivery month and the remaining one-half (1/2) of the invoiced amount prior to the 15th day of the delivery month.

Promptly after the end of each delivery month Seller shall prepare and deliver to Buyer a final invoice for the Product delivered during such delivery month that is based on the actual quantity delivered during such delivery month and the Purchase Price for such Product and shall reflect the prepayment, if applicable, made by Buyer pursuant to the preceding paragraph.  Any amounts due by either Buyer or Seller as reflected in the final invoice will be paid by the owing Party within five (5) days after receipt of the applicable invoice.

At such time as Buyer’s long term corporate credit rating equals or exceeds B1 for Moody’s or Buyer’s long term corporate family rating equals or exceeds B for S&P, then the foregoing requirements with respect to pre-payments or other form of adequate assurance will be suspended and the Invoicing Payment Terms of the Contract will be applicable; provided however, the pre-payment obligations set out in this Section 11 shall once again be applicable if Buyer’s long term credit rating ever falls below both of the foregoing credit ratings.

12.           Legal and Miscellaneous.

12.1.        This Contract supersedes all prior understandings, drafts, discussions, or statements, whether oral or in writing, express or implied, dealing with the same subject matter.  It constitutes a final written expression of all the terms of this Contract and is a complete and exclusive statement of those terms.  It may not be amended or modified in any manner except by a written agreement signed by both Parties that expressly amends this Contract.  Further, the provisions of this Contract will take precedence over, govern and control any purchase order, sales acknowledgement, invoice or other writing between the Seller and Buyer unless such written agreement expressly reflects an intent to amend or modify the terms of this Contract, it being agreed and understood, without limitation, that any pre-printed terms and conditions appearing on any other writing, communication or transmittal between Seller and Buyer pertaining to the subject matter of this Contract will be null and void and have no force or effect.

12.2.        With the exception of payment obligations, if the last day of any time period under this Contract, or the last day for performance of any obligation, or for giving any notice, or for taking any other action under this Contract falls on a day that is not a Business Day, then such day shall be extended to the first day thereafter that is a Business Day.  Notwithstanding anything to the contrary contained herein, if the last day for any payment obligation falls on a:  (i) Saturday, then such payment shall be due and payable on the immediately preceding Business

Day, (ii) Sunday, then such payment shall be due and payable on the immediately following Business Day, or (iii) day that is not a Business Day (other than a Saturday or Sunday), then such payment shall be due and payable on the Business Day immediately preceding such non-Business Day. “Business Day” means, as to any party, any day that is not a Saturday, Sunday, or other day on which national banks are authorized or required to close.  A Business Day shall open at 8:00 a.m. and close at 5:00 p.m. Central Time (or Central Daylight Time, as applicable).  For purposes herein, “month” means a calendar month.

12.3.        ANY QUESTIONS CONCERNING THE INTERPRETATION AND ENFORCEMENT OF THIS CONTRACT WILL BE GOVERNED BY THE DOMESTIC LAW OF THE STATE OF TEXAS, WITHOUT REGARD TO THE PRINCIPLES OF THE CONFLICT OF LAWS.

12.4.        Neither party may give any director, employee or representative of the other party any commission, fee, rebate, gift or entertainment of significant cost or value in connection with this Contract or enter into any other business arrangement with any director, employee, or representative of the other, without prior written notification to the other party.

12.5.        The obligations of the Parties under Sections 3, 4.3, 7, 10, and 12 will survive termination, cancellation or expiration of this Contract.

12.6.        Should any provision of the Contract be or become illegal or unenforceable, such provision will be considered separate and severable from this Contract and the remaining provisions will remain in force and be binding upon Seller and Buyer as though such provision had never been included.  Any waiver by either Party of any breach or condition of this Contract will not be construed as or be deemed to be a waiver of any future breach of such term or condition.

12.7.        The Section headings of this Contract have been inserted only to facilitate reference and will have no bearing on the construction and interpretation of this Contract.

12.8.        This Contract shall extend to and be binding upon the Parties, their successors and permitted assigns, but it is expressly agreed that neither Party shall assign this Contract without the prior written consent of the other Party, which consent shall not be unreasonably withheld, conditioned, or delayed; provided, however, Buyer acknowledges that Seller intends to obtain third-party financing for their plant and in connection with such financing, Buyer consents to the assignment of this Contract in connection with such financing and agrees that it will enter into a consent to the collateral assignment by Seller of this Contract to Seller’s financing counterparties, which consent shall contain customary terms and conditions, including the grant to such financing counterparties of a right to cure defaults of Seller under this Contract.

12.9.        Any and all notices, requests, consents or other communications permitted or required to be given under the terms of this Contract shall be in writing and shall be deemed received (i) if given by electronic transmission, when transmitted if transmitted on a Business Day and during normal business hours of the recipient, and otherwise on the next Business Day following transmission, (ii) if given by certified mail, return receipt requested, postage prepaid, three (3) Business Days after being deposited in the United States mails and (iii) if given by

Federal Express or other overnight carrier service, then one (1) Business Day after deposit.  Notice by email shall be effective for nominations, invoices and similar notifications.  Any notice of default or other material notifications must be sent pursuant to signed correspondence.  The mailing address, email address, and facsimile number of each of the Parties is as follows, (which address and number may be changed by notice given in the manner provided in this Section 12.9):

If to Seller:             PL Propylene LLC

Attention:  Senior Vice-President

Two Houston Center

909 Fannin, Suite 2630

Houston, TX 77010

Facsimile:  (713) 789-8148

Email: jeans@petrologistics.com

If to Buyer:            INEOS Olefins & Polymers USA,

a division of INEOS USA LLC

Attention:  Contract Manager, Olefins

2600 South Shore Boulevard, Suite 500

League City, TX 77573-2944

Facsimile #:  (281) 535-6767

Email:  jeff.gaikema@ineos.com

12.10.      THE PARTIES CERTIFY THAT THEY ARE NOT “CONSUMERS” WITHIN THE MEANING OF THE TEXAS DECEPTIVE TRADE PRACTICES (CONSUMER PROTECTION) ACT, SUBCHAPTER E OF CHAPTER 17, SECTIONS 17.41, ET SEQ., OF THE TEXAS BUSINESS AND COMMERCE CODE, AS AMENDED (“DTPA”). THE PARTIES COVENANT FOR THEMSELVES AND FOR AND ON BEHALF OF ANY SUCCESSOR OR ASSIGNEE THAT IF THE DTPA IS APPLICABLE TO THIS CONTRACT:  (1) THE PARTIES ARE “BUSINESS CONSUMERS” AS THAT TERM IS DEFINED IN THE DTPA; (2) OTHER THAN SECTION 17.555 OF THE TEXAS BUSINESS AND COMMERCE CODE, EACH PARTY HEREBY WAIVES AND RELEASES ALL OF ITS RIGHTS AND REMEDIES THEREUNDER AS APPLICABLE TO THE OTHER PARTY AND ITS SUCCESSORS AND ASSIGNS; AND (3) EACH PARTY SHALL DEFEND AND INDEMNIFY THE OTHER PARTY FROM AND AGAINST ANY AND ALL CLAIMS OF OR BY THE INDEMNIFYING PARTY OR ANY OF ITS SUCCESSORS AND ASSIGNS OR ANY OF ITS OR THEIR AFFILIATES OR SUBSIDIARIES BASED IN WHOLE OR IN PART ON THE DTPA AND ARISING OUT OF OR IN CONNECTION WITH THIS CONTRACT.

12.11.      Each Party agrees to comply with applicable laws in the performance of this Contract.

12.12.      If any index or publication referred to in this Contract is discontinued or ceases to be published, or ceases to provide the referenced prices (subject to the provisions for a delay in publishing a necessary price as set out in the Purchase Price Section set out above), the Parties shall promptly agree upon a replacement publication or reference price that is substantially similar to the index, publication or price in question.

If either Buyer or Seller in good faith believe that the CG Propylene Contract Benchmark or the PG Propylene Contract Benchmark has ceased to accurately represent the reference price generally accepted by buyers and sellers of large volume pipeline delivered Product in the Gulf Coast region, then either Party shall have the right to propose an alternative reference price by providing the other Party with written notice.  Upon receipt of such written notice, Buyer and Seller agree to engage in good faith negotiations to determine if a new reference price is appropriate and if so what the new reference price shall be.  Until such time that Buyer and Seller mutually agree on the new reference price, the reference price shall continue to be the CG Propylene Contract Benchmark or the PG Propylene Contract Benchmark, as applicable.

12.13.      This Contract may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument and any of the Parties may execute this Contract by signing any such counterpart.

12.14.      This Agreement may be executed and delivered in the original, by facsimile, or by Portable Document Format (PDF) and each of the Parties agrees that (i) any consent or signed document transmitted by electronic transmission shall be treated in all manner and respects as an original written document, (ii) any such consent or document shall be considered to have the same binding and legal effect as an original document and (iii) at the request of any Party hereto, any such consent or document shall be re-delivered or re-executed, as appropriate, by the relevant Party or Parties in its original form.  Each of the Parties further agrees that they will not raise the transmission of a consent or document by electronic transmission as a defense in any proceeding or action in which the validity of such consent or document is at issue and hereby forever waives such defense.  For purposes of this Contract, the term “electronic transmission” means any form of communication not directly involving the physical transmission of paper, that creates a record that may be retained, retrieved and reviewed by a recipient thereof, and that may be directly reproduced in paper form by such a recipient through an automated process.

12.15.      Each Party hereby represents and warrants to the other Party the following:  (i) such Party is duly formed, validly existing, and in good standing under the laws of the State of its organization, (ii) such Party is duly qualified, authorized to do business, and in good standing in each other jurisdiction where the character of its properties or the nature of its activities makes such qualification necessary, (iii) such Party has the power and authority to enter into and carry out its obligations under this Contract, (iv) such Party has taken all necessary action on its part to be taken in order to authorize the execution, delivery and performance of this Contract, (v) the execution, delivery and performance of this Contract does not cause such Party to violate applicable law, any applicable order or judgment, or its organizational documents or constitute a breach or default of any material contract to which such Party is a party, and (vi) this Contract constitutes a legal, valid and binding obligation of such Party, enforceable against such Party in accordance with its terms.

ATTACHMENT A-1

PL Propylene LLC Product Specification

Chemical Grade Propylene

Name of Product Polymer Grade Propylene	Date: October 21, 2008

Test	Units	Test Method	Specification
Propylene	Wt % Min	ASTM D2712*	93.0

Propane	Wt % Max	ASTM D2712*	7.0

Methane + Ethane	ppm wt Max	ASTM D2712*	1000

Ethylene	ppm wt Max	ASTM D2712*	50

1,3 Butadiene	ppm wt Max	ASTM D2712*	15

Total C4’s (1)	ppm wt Max	ASTM D2712*	225

Butenes (2)	ppm wt Max	ASTM D27I2*	100

MA + PD + acetylene	ppm wt Max	ASTM D2712*	20

H2 + CO2 + CO + 02	ppm wt Max	ASTM D2504 & D2505*	100

H20	ppm wt Max	Online Analyzer	30

Total Sulfur	ppm wt Max	D-4045	1.0

Total Chlorides (3)	ppm wt Max	Microcoulometry or Equivalent (3)	1.0

CS & Heavier (4)	ppm wt Max	D-2712	25

CO & CO2	ppm wt Max	ASTM D2504 & D2505*	50

Oxygen	ppm wt Max	D-2504	15

Note 1:  Total C4’s include normal butane, butene 1, butene 2, isobutylene, 1,3 Butadiene and iso-butane.

Note 2:  Butenes include 1-butene, 2-butene, and iso-butylene.

Note 3:  Total Chlorides include both inorganic and organic chlorides (methyl chloride, ethyl chloride and vinyl chloride) and is certified by periodic lab samples or configuration analysis.

Note 4:  C5 + includes C5 — C9 hydrocarbons and is certified by periodic lab samples or configuration analysis.

A-1

ATTACHMENT A-2

PL Propylene LLC Product Specification

Name of Product Polymer Grade Propylene (high purity)	Date: October 21, 2008

Test	Units	Test Method	Specification
Propylene	Wt % Min	ASTM D2712*	99.5

Propane	ppm wt Max	ASTM D2712*	4000

Methane	ppm wt Max	ASTM D2712*	300

Ethane	ppm wt Max	ASTM D2712*	1000

Hydrogen	ppm wt Max	ASTM 02504*	1.0

Isobutane	ppm wt Max	ASTM D2712*	100

Ethylene	ppm wt Max	ASTM D2712*	10

Normal Butane	ppm wt Max	ASTM D2712*	100

1, 3 Butadiene	ppm wt Max	ASTM D2712*	3.0

Butene (1)	ppm wt Max	ASTM D2712*	10

C5 & Heavier (2)	ppm wt Max	ASTM D-2504*	10

Acetylene	ppm wt Max	ASTM D2712*	2.0

Methyl Acetylene	ppm wt Max	ASTM D2712*	2.0

Propadiene	ppm wt Max	ASTM D2712*	3.0

CO2	ppm wt Max	ASTM D2504*	1.0

CO	ppm wt Max	ASTM D2504*	0.1

Total Oxygenates	ppm wt Max	ASTM D4864*	10

H2O	ppm wt Max	Online Analyzer	2.0

Oxygen	ppm wt Max	ASTM D2504*	2.0

Total Sulfur	ppm wt Max	ASTM D-4045*	0.5

COS	ppb wt Max	ASTM D5303	20

H2S	ppm wt Max	ASTM D3246*	0.5

Arsine	ppb wt Max	LYON 5971	20

Phosphine	ppb wt Max	LYON 5971	20

Ammonia	ppm wt Max	ASTM D3431*	0.2

Methanol	ppm wt Max	Gas Chromatograph	5.0

* Any GC method capable of meeting or exceeding the quality criteria outlined in the relevant ASTM method.

Note 1:  Butenes include 1-butene, 2-butene, and iso-butylene.

Note 2:  C5 + includes C5 — C9 hydrocarbons and is certified by periodic lab samples or configuration analysis.

A-2

ATTACHMENT B

PROPYLENE MEASUREMENT

CUSTODY TRANSFER/MASS MEASUREMENT PROTOCOL
PROPYLENE TURBINE METER WITH DENSITOMETER

Chemical Grade Propylene and Polymer Grade Propylene

SECTION I - METERING EQUIPMENT

Chemical Grade Propylene delivered or received by Seller shall be measured by MASS MEASUREMENT PROCEDURES using a turbine meter.

Chemical Grade Propylene shall be measured by Mass measurement procedures in accordance with AGA-3, MPMS, GPA standards and/or procedures agreed to by both parties.  The determination of the flowing density of the chemical grade propylene shall be calculated by the use of a densitometer.

Polymer Grade Propylene shall be measured by Mass measurement procedures in accordance with AGA-3, MPMS, GPA standards and/or procedures agreed to by both parties.  The determination of the flowing density of the polymer grade propylene shall be calculated by the flow computer using the API density table as found in API MPMS Chapter 11.3.3.2.

Each metering station shall be equipped with:  a flow computer capable of calculating mass, temperature and pressure transmitters.  Additionally, each chemical grade propylene meter shall be equipped with a densitometer for measuring product density.

The metering station shall be installed in such a manner that a minimum back-pressure of 1.5 times the product vapor pressure at maximum operating temperature is maintained at all times.  Measurement accuracy shall not be impeded by the effects of pulsation created by pumps or other sources.

All equipment employed in metering and sampling shall be approved as to the type, materials of construction, method of installation, and maintenance by all parties involved in the custody transfer of products.  Due consideration shall be given to the operating pressure, temperature, and characteristics of the product being measured.

Turbine Meters shall be installed and operated in accordance with the MPMS, Chapter 5, “Metering”, Sections 3 & 4. Each turbine meter shall be proved monthly or when accuracy is in question using a ball or piston-type or small volume prover in accordance with the MPMS, Chapter 4, “Proving Systems.” The meter shall be repaired or replaced anytime the meter shift is greater than +1- 0.0050 from its established historical meter factor for that flow rate, or anytime the factor shifts by more than 0.0025 from one proving to the next.  The meter shall be reproved anytime the current operating flow rate would cause a change in meter factor greater than +/-0.0010 from the meter factor being used.  A copy of all meter curves, meter provings, and prover certification data shall be provided to the customer.

Densitometers with frequency output shall be installed and proved in accordance with the MPMS, Chapter 14, Section 6, “Continuous Density Measurement.” The frequency output may be driven directly into a flow computer capable of internally converting frequency to corrected flowing density in gm/cc (preferred), or, to a separate frequency converter and into the flow computer as a 4-20 mA signal (not preferred).  Proving the densitometer is to be by entrapping a sample of the flowing stream at system conditions in a high-pressure vessel known as a pycnometer.  The connections for the pycnometer shall be installed in the same manner as those of the densitometer.  Thermowells shall be installed to allow monitoring of the inlet and outlet temperature.  Accuracy of the densitometer shall be verified monthly or when accuracy is in question and shall be within +/- 0.001 gm/cc over its entire range and repeatable within +/¬0,0005 gm/cc.

Temperature and Pressure Transmitters shall be verified monthly using a certified thermometer and reference gage respectively to ensure current readings are within +/-0.2 degree F and +/- 1 psi.  A full five (5) point calibration shall be performed at least once quarterly.  All verification and calibration data shall be supplied to Buyer.  Accuracy of these devices shall be +/- 0.05% of scale.

Flow Computers shall be installed and operated in accordance with MPMS. Chapter 21.2, “Flow Measurement Using Electronic Metering Systems” and shall be capable of accepting turbine pulses and signals from the pressure, temperature, and density transmitters.  The computer shall convert, as required, and totalize these signals into daily mass values

Meters, instruments, and check metering systems shall be calibrated or proved at least once each Month.  Sufficient notice shall be given to all parties to permit a representative of each to be present.  Reference to any API, ASTM, GPA, or similar publication shall be deemed to encompass the latest edition, revision, or amendments thereof.

SECTION II - ACCOUNTING AND MEASUREMENT PROCEDURES

I.              CUSTODY TRANSFER TICKETS

Seller shall furnish to Buyer daily custody transfer tickets, unless otherwise provided for by contract, for products measured.  The ticket will identify the product and state the Total Mass to the nearest 1.0 pound-mass.  An unfinished batch shall he closed out at 2400 hours on the last day of the month, unless otherwise provided for by contract.

II.            MEASUREMENT BASIS

A.            MASS MEASUREMENT

Mass measurement shall be accomplished utilizing a turbine meter, densitometer for chemical grade propylene or API table for chemical grade propylene, and flow computer to convert volume and density at flowing conditions to total pounds mass according to the following formula:

Total Mass = Volume at flowing conditions X MCF X Density at flowing conditions X DCF = Pounds

Volume is in gallons

Density is in pounds per gallon

MCF is meter correction factor

DCF is densitometer correction factor

For polymer grade propylene the DCF will not apply or be 1.0.

III.           PROVINGS AND TOLERANCES

Provings shall meet the recommendations of API Chapters 14.6 and the appropriate sections of API Chapter 4.

A.            General

1.             Meter provings, calibration of instruments, and maintenance of measurement equipment will normally be performed by Sellers personnel or may be delegated to responsible third-party contractors under the direction of Sellers representative.

2.             A Buyers witness signature does not constitute the approval of the use of out-of-tolerance equipment, but said signature does attest to the validity of the proving report.  Note that a valid report may say the system performance was satisfactory or unsatisfactory, as appropriate.

B.            Proving Intervals

Each meter shall be proven when initially placed into service.  Subsequent provings shall be made every thirty (30) days, unless in accordance with the MPMS, Chapter 4.8.2.10, the consistency of the meter factor allows the proving interval to be extended.  The Statistical Quality Control (SQC) tracking of the meter factor may allow extension of the interval between provings to sixty (60) days with written approval of Buyer.  The meter shall be proven as soon as possible after any meter maintenance is performed.

C.            Meter Factor

1.             Meter proving calculations shall he in accordance with API Standards.  The average of five (5) consecutive prover runs shall be taken to establish an initial or new meter factor, provided that the five (5) proving runs are within 0,0005 (0.05%) of each other and the meter factor is within 0.0025 (0.25%) of the previous meter factor under like operating conditions.

2.             The new meter factor shall be used after each successful proving if it meets the above proving criteria.

3.             If the new meter factor deviates from the previous meter factor under like operating conditions by more than plus or minus 0.0025, then one half (1/2) of the volume measured since the previous proving shall be corrected using the new meter factor.  If the time of malfunction can be determined by historical data, then the volume measured since that point in time shall be corrected using the new meter factor.  The new meter factor shall not be used to correct volumes measured more than 31 days prior to the new proving.

4.             No work shall be performed on the measuring element of a turbine meter without 24 hour notice being given to Buyer except in case of an emergency and proving the meter.  If any work is performed, a new meter factor shall be established.

5.             If the new meter factor deviates 0.0025 or more, the element shall be removed and inspected.  If there is build-up on the internals, then the element shall be cleaned and the meter re-proved.  If excessive wear is found, then the element shall be repaired or replaced and the meter re-proved to establish a new initial meter factor.  After a 24-hour wear-in period, the meter shall be re-proved and if the meter factor changes more than +/- 0.0015 from the new initial meter factor, then one-half (1/2) of the volume measured shall be corrected using the latest meter factor.

6.             The measurement technician shall record all required corrections to measured volumes and shall describe the findings, method of repair, and calculations used in making the correction on the meter proving report.  A correction ticket for the amount of the correction shall be issued.

D.            Density Factor

The average of two (2) successive pycnometer provings shall establish product flowing density, provided the two (2) successive provings agree within 0,0005 (0.05%).  The new factor should agree with the old factor within 0.0025 (0.25%).  If it does not, the density meter should be cleaned and/or repaired as required.

IV.           CUSTODY MEASUREMENT STATION FAILURE

If a failure occurs on a custody measurement station or the station is out of service while product is being delivered, then the volume shall be determined or estimated by one of the following methods in the order stated:

1.             By using data recorded by any check measuring equipment that was accurately registering; or

2.             By correcting the error if the percentage error can be ascertained by calibrations, tests, or mathematical calculations; or

3.             By comparison with deliveries made under similar conditions when the measurement station was registering accurately; or

4.             By using historical pipeline gain/loss.

DEFINITIONS

A.            “Day” shall mean a period of twenty-four (24) consecutive hours commencing at a local time agreed on by all parties involved.

B.            “Gallon” shall mean an U.S. Gallon of 231 cubic inches of liquid at sixty degrees (60 °F) Fahrenheit and at the equilibrium vapor pressure of the liquid.

C.            “Barrel” shall mean forty-two (42) U.S. Gallons.

D.            Pound shall mean a unit of weight equivalent to 16 ounces avoirdupois.

TECHNICAL PUBLICATIONS

1.             Manual of Petroleum Measurement Standards.  American Petroleum Institute, Washington, D.C.:

(a)           Chapter 1, “Definitions”

(b)           Chapter 4, “Proving System”

(c)           Chapter 5.3, “Turbine Meters”

(d)           Chapter 5.4, “Instruments or Accessory Equipment of Liquid Hydrocarbon Metering Systems”

(e)           Chapter 9.2, “Pressure Hydrometer Test Method for Density or Relative Density”

(f)            API Table 24A, Volume reduction to 60 °F. 6110 - .7785 S.G.

(g)           Chapter 11.2.2, “Compressibility Factors for Hydrocarbons 0.350 - .637 Relative Density Range and -50°F to +140°F.”

(h)           API 11.2.1 Compressibility Tables 0-90° API gravity

(i)            Chapter 12.2, “Calculations of Petroleum Quantities”

(j)            Chapter 14.6, “Continuous Density Measurement”

(k)           API Chapter 14.4, “Converting Mass of Natural Gas Liquids and Vapors to Equivalent Liquid Volumes”

(l)            Chapter 14.8, “Liquified Petroleum Gas Measurement”

(m)          Chapter 14.7, “Mass Measurement of Natural Gas Liquids”

(n)           Chapter 21.2, “Flow Measurement Electronic’s Liquid Measurement”

ASTM-D-1250 (Table 24), “Volume Corrected to 60°F and equilibrium vapor pressure”

Gas Processors Association

(a)           GPA Standard 2140 “Liquified Petroleum Gas Specifications and Test Methods”

(b)           GPA Standard 2145 “Table of Physical Constants of Paraffin Hydrocarbons and Other Components of Natural Gas”

(c)           GPA Standard 2174 “Method of Obtaining Hydrocarbon Fluid Samples Using a Floating Piston Cylinder”

(d)           GPA Standard 2177 “Method for the Analysis of Demethanized Hydrocarbon Mixtures Containing Nitrogen and Carbon Dioxide by Gas Chromatography”

(f).           GPA Standard 8182 “Tentative Standard for the Mass Measurement of Natural Gas Liquids”

References to any API, GPA or ASTM shall be deemed to encompass the latest edition, revision or amendment, thereof.